SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2007
PRA INTERNATIONAL
(Exact name of registrant as specified in its charter)

Delaware	000-51029	54-2040171
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190
(Address of principal executive offices)
(703) 464-6300
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 7, 2007, PRA International (the “Company”) entered into employment agreements with Terrance J. Bieker and Colin Shannon in connection with Mr. Bieker’s appointment as Chief Executive Officer, and Mr. Shannon’s appointment as President and Chief Operating Officer. The information with respect to Mr. Bieker’s and Mr. Shannon’s employment agreements, set forth in Item 5.02, is hereby incorporated by reference.
     A copy of the Company’s press release announcing these changes is set forth as Exhibit 99.1.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Terrance J. Bieker’s Appointment as Chief Executive Officer
     On May 8, 2007, the Company announced the appointment of Terrance J. Bieker to serve as its Chief Executive Officer effective as of May 7, 2007 (the “Effective Date”).
     Prior to his appointment as Chief Executive Officer, Mr. Bieker, 61, held the position of Interim Chief Executive Officer of the Company since December 14, 2006. Before joining the Company, Mr. Bieker served as a director, President and Chief Executive Officer of BioSource International, Inc. from November 2003 to November 2005. From April 2003 to October 2003, Mr. Bieker served as Chief Executive Officer of Axia Medical, Inc., a medical device company engaged in the sales of orthopedic surgical devices. From 2000 through 2002, Mr. Bieker served as President and Chief Executive Officer of MedSafe, Inc., a medical regulatory consulting company. From 1999 to 2000, Mr. Bieker was President and Chief Executive Officer of Transfusion Technologies Corporation, a medical device company. From 1997 to 1999, Mr. Bieker served as Executive Vice President and Chief Operating Officer of Safeskin Corporation, a manufacturer of disposable gloveware. From 1989 until 1997, Mr. Bieker served as Chairman, Chief Executive Officer and President of Sanofi Diagnostics Pasteur, Inc., a clinical diagnostic division of Sanofi, SA, a French pharmaceutical and healthcare company. Early in his career, Mr. Bieker served as a general manager of Genetic Systems Corporation and worked in various divisions of American Hospital Supply Corporation. Mr. Bieker holds a B.S. degree in Economics from the University of Minnesota.
     In connection with his appointment as Chief Executive Officer, Mr. Bieker and the Company entered into an employment agreement dated as of the Effective Date. The agreement expires on the fourth anniversary of the Effective Date. Pursuant to the agreement, Mr. Bieker will receive an annual base salary of $485,000, subject to increases at the discretion of the Compensation Committee of the Company’s Board. Mr. Bieker will be eligible for an annual bonus of up to 60% of his annual salary, subject to the Company’s annual MIP bonus plan. Mr. Bieker will receive a $225,000 cash payment representing the Interim Chief Executive Officer incentive bonus. Mr. Bieker will participate in all executive compensation plans, except he will not be considered for additional equity-based grants until 2010. A relocation and living allowance equal to $10,000 per month, for a period of 15 months, will also be provided.
     In addition, the Company will grant Mr. Bieker the option to purchase up to 500,000 shares of the Company’s common stock. The option, granted on the Effective Date, will have an exercise price equal to the fair market value of the Company’s common stock on the grant date, and will have a seven year term. The portion of the option representing 300,000 shares will vest in increments of 75,000 shares on each of the first four anniversaries of the Effective Date; provided Mr. Bieker is employed with the Company on the applicable anniversary. Upon a change in control prior to December 31, 2007, the portion of the option representing 150,000 of the 300,000 shares would become vested and fully exercisable, provided Mr. Bieker is employed by the Company. A change in control occurring after December 31, 2007 would result in a 100% vesting of the portion of the option representing 300,000 shares. The portion of the option representing the remaining 200,000 shares will vest upon the attainment of certain Company common stock closing share prices, as described in the employment agreement. Upon a change in control, these shares would vest based on the share price paid by the acquirer.
     If Mr. Bieker is terminated for “cause” (as defined in his employment agreement), resigns without “good reason” (as defined in his employment agreement) or is terminated on account of disability or death, he will only be entitled to accrued, but unpaid obligations. If Mr. Bieker is terminated without cause or resigns for “good reason,” he will be entitled to (i) all accrued, but unpaid, obligations, (ii) a severance payment equal to his annual base salary and the target bonus at the time of termination, (iii) vesting and exercisability of outstanding stock options or other equity awards as governed by the terms of such awards, and (iv) the continued participation in the Company’s group medical, dental and other health benefit coverage for a 12-month period. If Mr. Bieker is terminated without cause or resigns for “good reason” within one year of a change of control that occurs after December 31, 2007, Mr. Bieker would be entitled to the payments and benefits outlined in the preceding sentence with a severance payment equal to two times the severance payment described above.
     Under the agreement, Mr. Bieker is subject to certain non-competition, non-solicitation and confidentiality obligations.
     The foregoing description of Mr. Bieker’s employment agreement is qualified by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto.

Colin Shannon’s Appointment as President and Chief Operating Officer
     On May 8, 2007, the Company announced the appointment of Colin Shannon to serve as its President and Chief Operating Officer effective as of May 7, 2007 (the “Effective Date”).
     Prior to his appointment as Chief Operating Officer of the Company, Mr. Shannon, 47, held the position of Executive Vice President of Global Clinical Operations at Pharmaceutical Product Development, Inc. (“PPD”), a provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, from July 2004 through May 2007. Mr. Shannon joined PPD Pharmaco, a division of PPD, in 1995, holding the offices of Finance Director for Europe and the Pacific Rim from 1995 to 1999 and Chief Operating Officer for Europe from 1999 to 2004. Prior to working for PPD, Mr. Shannon worked for Associated Newspapers Holdings Ltd from 1989 to 1994, holding the office of Finance Director from 1993 to 1994. Early in his career, Mr. Shannon worked for the South of Scotland Electricity Board and BG Group PLC. Mr. Shannon holds a master’s in business administration from City University in London and a certification as an accountant by the Association of Chartered Certified Accountants.
     In connection with his appointment as Chief Operating Officer, Mr. Shannon and the Company entered into an employment agreement dated as of the Effective Date. The agreement terminates on the fourth anniversary of the Effective Date. Pursuant to the agreement, Mr. Shannon will receive an annual base salary of $350,000, subject to increases at the discretion of the Compensation Committee of the Company’s Board. Mr. Shannon will be eligible for an annual bonus of up to $150,000 subject to the Company’s annual MIP bonus plan. For 2007 only, Mr. Shannon will be eligible for an annual target bonus of up to $250,000, also subject to the Company’s annual MIP bonus plan. Mr. Shannon will also receive a $100,000 signing bonus. Mr. Shannon will participate in all executive compensation plans, except he will not be considered for additional equity-based grants until 2010. Mr. Shannon will be reimbursed for all reasonable out of pocket costs and expenses (including taxes) incurred in connection with his and his family’s relocation to the Reston, Virginia area, provided that the aggregate amount of such reimbursement shall not exceed $200,000.
     In addition, the Company will grant Mr. Shannon the option to purchase up to 250,000 shares of the Company’s common stock. The option, granted on the Effective Date, will have an exercise price equal to the fair market value of the Company’s common stock on the grant date, and will have a seven year term. The portion of the option representing 150,000 shares will vest in increments of 37,500 shares on each of the first four anniversaries of the Effective Date; provided Mr. Shannon is employed with the Company on the applicable anniversary. Upon a change in control prior to December 31, 2007, the portion of the option representing 125,000 of the 250,000 shares would become vested and fully exercisable, provided Mr. Shannon is employed with the Company. A change in control occurring after December 31, 2007, would result in a 100% vesting of the portion of the option representing 250,000 shares. The portion of the option representing the remaining 100,000 shares will vest upon the attainment of certain Company common stock closing share prices, as described in the employment agreement. Upon a change in control, these shares would vest based on the share price paid by the acquirer.
     If Mr. Shannon is terminated for “cause” (as defined in his employment agreement), resigns without “good reason” (as defined in the employment agreement) or is terminated on account of disability or death, he will only be entitled to accrued, but unpaid obligations. If Mr. Shannon is terminated without cause or resigns for “good reason,” he will be entitled to (i) all accrued, but unpaid, obligations, (ii) a severance payment equal to his annual base salary and the target bonus at the time of termination, (iii) vesting and exercisability of outstanding stock options or other equity awards as governed by such awards, and (iv) the continued participation in the Company’s group medical, dental and other health benefit coverage for a 12-month period. If Mr. Shannon is terminated without cause or resigns for “good reason” within one year of a change of control that occurs after December 31, 2007, Mr. Shannon would be entitled to the payments and benefits two times those outlined in the preceding sentence with a severance payment equal to two times the severance payment described above.
     Under the agreement, Mr. Shannon is subject to certain non-competition, non-solicitation and confidentiality obligations.
     The foregoing description of Mr. Shannon’s employment agreement is qualified by reference to such agreement, a copy of which is filed as Exhibit 10.2 hereto.
Item 9.01. Financial Statements and Exhibits
(d)

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 7, 2007, between PRA International and Terrance J. Bieker

10.2	Employment Agreement, dated as of May 7, 2007, between PRA International and Colin Shannon

99.1	Press Release dated as of May 8, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRA International
By:	/s/ Spiro Fotopoulos
Spiro Fotopoulos, Esq.
Vice President, Legal Affairs

Dated: May 9, 2007